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PRESS RELEASE DATED NOVEMBER 30, 2004                               EXHIBIT 99.1


                     PRIMEDEX HEALTH SYSTEMS, INC. ANNOUNCES
             THE REFINANCING OF A PORTION OF ITS DEBT AT A DISCOUNT
         THROUGH THE FUNDING OF $19.2 MILLION IN PRINCIPAL AMOUNT OF NEW
                              SENIOR SECURED NOTES

November 30, 2004, Los Angeles, California. Primedex Health Systems, Inc. (OTCBB:PMDX) announced today that certain of its subsidiaries (together "Primedex Subsidiaries") have completed the issuance of $19.2 million in principal amount of Senior Secured Notes to certain investment funds managed by Post Advisory Group, LLC, a Los Angeles-based investment advisor ("Post").

In one of the two financings that was completed, an outstanding note with a principal amount of $15.2 million owed by the Primedex Subsidiaries to DVI Financial Services was acquired by Post for $11 million, and the indebtedness was then restructured by Post and Primedex. In the other financing that was completed, the Primedex Subsidiaries issued $4 million in principal amount of Notes to Post in exchange for $4 million, which Primedex anticipates will be used for the repurchase, also at a discount, of a revolving credit facility with a face value of approximately $3.2 million owed to DVI Business Credit Receivables III ("REC III") for a payment of between $2.9 million and face value, with any remaining funds utilized for working capital by the Primedex Subsidiaries. Primedex anticipates that the refinancing of the REC III revolving credit facility will occur sometime in December, 2004 as soon as REC III obtains all necessary approvals, including an approval of the bankruptcy court of certain of REC III's affiliates, including DVI Financial Services.

The new Senior Secured Notes have been issued to Post in two separate tranches; one tranche has a maturity on June 1, 2008 and the other on July 1, 2008. Neither note has principal amortization.

"While the assignment of the DVI Financial Services Note will not result in any actual dollar savings to Primedex and its Subsidiaries over the term of the new obligation, it will provide Primedex and its Subsidiaries with approximately $1.3 million of debt service relief per year until maturity. Furthermore, upon its completion, the repurchase of the REC III revolver will result in another approximately $2.5 million of debt service relief in calendar 2005. We intend to invest the resulting cash savings from these note repurchases in the growth of our Company." said Mark Stolper, Chief Financial Officer of Primedex.

"We are very pleased to begin our association with Post. Our business is a dynamic one, and we believe that Post's financial and business resources provide us with a valuable relationship," said Howard Berger, M.D., Chief Executive Officer of Primedex.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the actions of the bankruptcy court, and other risks described from time to time in Primedex's SEC reports, including its report on Form 10-K for the year ended October 31, 2003 and on Form 10-Q for the quarter ended July 31, 2004.

Company Contact:

Mark D. Stolper
Chief Financial Officer
(310) 445-2928


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